Exhibit 10.3

SUMMARY SHEET FOR EXECUTIVE CASH COMPENSATION

The following table sets forth annual base salaries provided to the Company’s principal executive officer, principal financial officer and other named executive officers in 2010 and the 2011 base salaries approved by the Compensation Committee of the Board of Directors (“Committee”) on March 25, 2011.

Named Executive Officers	2010 Base Salaries	2011 Base Salaries
David S. Haffner, President & Chief Executive Officer	$922,500	$960,000
Karl G. Glassman, Executive Vice President & Chief Operating Officer	$692,000	$720,000
Matthew C. Flanigan, Senior Vice President – Chief Financial Officer	$405,000	$420,000
Paul R. Hauser, Senior Vice President, President – Residential Furnishings Segment	$328,600	$340,000
Joseph D. Downes, Jr., Senior Vice President, President – Industrial Materials Segment	$312,100	$320,000

The executive officers will also be eligible to receive a cash award under the Company’s 2009 Key Officers Incentive Plan (filed March 26, 2009 as Appendix B to the Company’s Proxy Statement) in accordance with the 2011 Award Formula (filed March 30, 2011 as Exhibit 10.2 to the Company’s Form 8-K). An executive’s cash award is calculated by multiplying his annual salary at the end of the year by a percentage (“Target Percentage”) set by the Committee, then applying an award formula adopted by the Committee for that year. The Target Percentages applicable to the Company’s principal executive officer, principal financial officer and other named executive officers are shown in the following table. None of the Target Percentages were changed from 2010 levels.

Named Executive Officers	2011 Target Percentages
David S. Haffner, President & Chief Executive Officer	90%
Karl G. Glassman, Executive Vice President & Chief Operating Officer	75%
Matthew C. Flanigan, Senior Vice President – Chief Financial Officer	65%
Paul R. Hauser, Senior Vice President, President – Residential Furnishings Segment	50%
Joseph D. Downes, Jr., Senior Vice President, President – Industrial Materials Segment	50%

Individual Performance Goals. An executive’s cash award under the 2011 Award Formula is based, in part, on individual performance goals established outside the 2009 Key Officers Incentive Plan (20% relative weight). The assessment of most of the individual performance goals is inherently subjective and qualitative. The types of goals for our named executive officers in 2011 include: Haffner: strategic planning, new product development, continued margin enhancement, and talent management and succession planning; Glassman: succession planning, continued margin enhancement, increased on-site reviews of operations, and remediation of internal audit findings; Flanigan: credit facility renewal, working capital management, cash repatriation, and improved internal controls; Hauser: development of growth opportunities, facility consolidations, and improved internal controls; Downes: development of growth opportunities, and utilization and efficiency initiatives.

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